June 11, 2022
Henry Dubois
Via email

Dear Henry:

This letter memorializes our mutual understanding regarding changes to your employment arrangement in light of your promotion to Chief Financial Officer of BlackSky Technology Inc. (“BlackSky” or the “Company”) effective June 10, 2022. Unless otherwise modified in this letter, the terms of the August 18, 2021 Offer of Employment letter between you and the Company will remain unchanged.

1.Incentive Compensation. You are currently eligible to receive an annual bonus based on the achievement of certain Company and individual performance objectives that were previously determined by the compensation committee to the Board of Directors for the Company (the “Compensation Committee”) under BlackSky’s 2022 fiscal year bonus incentive program. Your target bonus incentive opportunity and the objectives applicable thereto for BlackSky’s 2022 fiscal year will be changed as follows:
For the period from January 1, 2022 through June 9, 2022, your target bonus incentive opportunity will remain equal to 75% of your base salary and weighted at 80% Company objectives and 20% individual performance objectives.
Commencing June 10, 2022, your target bonus incentive opportunity will be 100% of your base salary and weighted at 100% Company objectives.

2.New Long-Term Equity Awards. The Compensation Committee approved the following awards under the Company’s 2021 Equity Incentive Plan (the “Plan”):
an award of 219,573 restricted stock units (“RSUs”) covering shares of BlackSky common stock, with a vesting schedule that provides for vesting as to one-fourth of the RSUs on June 10, 2023, and on a quarterly basis thereafter as to one-sixteenth of the RSUs, in each case subject to your continued service through the applicable vesting date; and
An option (“Option”) to purchase 294,228 shares of BlackSky common stock with an exercise price of $2.10 per share, and with a vesting schedule for the Option that provides for vesting as to one-fourth of the shares subject to the Option on June 10, 2023, and on a monthly basis thereafter as to one forty-eighty (1/48th) of the shares subject to the Option on the same day of the month as the vesting commencement date (or the last day of the month, if there is no corresponding day in a given month), in each case subject to your continued service through the applicable vesting date.

As is customary, such RSUs and Option will be subject to separate award agreements under the Plan, which, along with the Plan, set out the details of the awards. No right to any stock is earned or accrued until such time that any vesting and other applicable conditions are met, nor does the grant confer any right to continue vesting or employment.

You previously entered into a Participation Agreement, dated August 18, 2021, under the Company’s Executive Change in Control and Severance Plan as a Tier 2 Executive (as defined in such plan). For purposes of clarity, such Participation Agreement will remain in effect and you will remain a participant in such plan as a Tier 2 Executive.

To indicate your acceptance of the above modifications to your employment agreement, please sign below where indicated and return it to me.

Sincerely,

Brian O’Toole
www.BlackSky.com

CEO

ACCEPTED AND AGREED:

______________________________        Date: _______________